Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective as of May 1, 2019 (the “Effective Date”) between Super League Gaming, Inc., a Delaware corporation with a principal place of business located at 2906 Colorado Ave., Santa Monica, CA 90404 (the “Company”), and Mark Jung (the “Consultant”)(Company and Consultant are collectively referred to herein as the “Parties”) who agree as follows.

A.           The Company desires to retain the services of the Consultant as a consultant to the Company from the Effective Date.

B.           The Consultant is willing to be retained by the Company on the terms and subject to the conditions set forth in this Agreement.

1. Services. The Consultant shall perform the services set forth in the Statement of Work attached hereto as Exhibit A (the “Services”). The Consultant shall render the Services.

2. Terms of Engagement.

2.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accrued Expenses” shall mean any appropriate business expenses incurred by the Consultant in connection with the Services provided hereunder, which have been approved by the Company in writing, all to the extent unpaid or unreimbursed on the date of termination.

(b) “Confidential Information” shall mean all information related to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information is to be broadly defined and includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to firmware, computer programs, computer code, software source documents, software design and architecture, computer hardware, circuits, silicon chip technology, testing procedures, product requirements and specifications, devices, designs, configurations, documentation, recorded data, schematics, master works, master databases, algorithms, flow charts, formulae, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property, including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally.

(c) “Inventions” shall mean any and all products, inventions, innovations, ideas, discoveries, designs, schematics, mask works, data, formulas, software, databases, algorithms, programs, trade secrets, works of authorship, assays, developmental or experimental work, methods, processes, techniques, improvements, and related know-how and which are made by Consultant, alone or in combination with others, either on behalf of the Company under this Agreement, or with the use of or as a result of access to Confidential Information or property, including but not limited to any derivative work which constitutes an improvement or modification to any tangible form of Confidential Information, such as any design, drawing, or product that embodies Confidential Information, and whether or not patentable, copyrightable, or qualified for other intellectual property protection.

2.2 Independent Contractor. The Consultant is an independent contractor and not an employee of the Company. The Consultant has no authority to obligate or bind the Company by contract or otherwise. The Consultant will not be eligible for any employee benefits, and the Company will not make deductions from the Consultant’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on the Consultant due to activities performed hereunder will be the sole responsibility of the Consultant.

2.3 Term. This Agreement shall continue through December 31, 2019 and will be extended upon mutual agreement of the Parties.

2.4 Termination of Consultant. Upon termination of the Consultant, the Consultant shall promptly return to the Company, without limitation, all Company information supplied to the Consultant pursuant to this Agreement and the Company shall pay the Consultant Accrued Expenses, if any.

3. Compensation and Expenses.

3.1 Compensation. In consideration of the Services to be provided, the Consultant shall be compensated as set forth in Exhibit A hereto.

3.2 Expense Reimbursement. The Company shall reimburse the Consultant for all reasonable, ordinary and necessary out-of-pocket travel and other expenses incurred by the Consultant in conjunction with his services to the Company, which expenses have been approved in advance in writing by the Company. The Company will reimburse such expenses within thirty (30) days after Consultant has provided to the Company, in form and substance reasonably satisfactory to the Company, appropriate documentation evidencing such expenses.

4. Confidentiality Obligation.

4.1 The Consultant shall hold all Company Confidential Information in confidence and may not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except as necessary to carry out the Consultant’s assigned responsibilities as a Company Consultant. In the event the Consultant is required to disclose any Confidential Information pursuant to law or government regulation, the Consultant must promptly notify the Company in order to allow the Company the maximum time to obtain protective or confidential treatment of the Confidential Information before it is disclosed.

4.2 Confidential Information subject to Section 5.1 does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date this Agreement becomes effective; or (iv) was developed by the Consultant independent of the performance of the Services.

5. Information of Others. The Consultant shall safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information. The Consultant may not use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and will not bring onto the Company’s premises any unpublished document or any other property belonging to any former or current employer without the written consent of that former or current employer.

6. Company Property. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies and in whatever form, relating to the business of the Company that the Consultant possesses or creates as a result of the Consultant’s service to the Company, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination of the Consultant’s service to the Company, the Consultant will promptly deliver all such materials to the Company and will sign and deliver to the Company the “Termination Certificate” attached hereto as Exhibit B.

7. Ownership of Inventions. Any and all Inventions shall be the property of the Company, and any Inventions which are made by Consultant in performance of the Services under this Agreement, to the maximum extent permitted by law, shall be “works made for hire.” The Consultant hereby assigns and agrees to assign to the Company or its designee, without further consideration, the Consultant’s entire right, title, and interest in and to all Inventions, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions. The Consultant shall disclose promptly and in writing to an individual designated by the Company or to the Consultant’s immediate supervisor all Inventions which the Consultant has made or reduced to practice. During the term of the Consultant’s services to the Company hereunder and for five years after, the Consultant shall assist the Company (at its expense) to obtain and enforce patents, copyrights, and other forms of intellectual property protection on Inventions.

8. Indemnification.  The Company shall defend, indemnify and hold harmless the Consultant from and against all claims, losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees and costs of litigation regardless of outcome) which result from any breach or alleged breach by the Company of any provision contained in this Agreement.

9. Miscellaneous.

9.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

9.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Consultant contained in the records of the Company at the time of such notice. Any party may Change such party’s address for notices by notice duly given pursuant to this Section 9.2.

9.3 Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

9.6 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

9.7 Survival. Sections 4 through 9 shall survive termination or expiration of this Agreement.

9.8 Modifications. All modifications to this Agreement must be in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the date first written above.

SUPER LEAGUE GAMING, INC.

By: /s/ Ann Hand Ann Hand President & CEO

MARK JUNG By:/s/ Mark Jung

EXHIBIT A

STATEMENT OF WORK

1.
SCOPE OF WORK

Strategic advice and planning directly with Ann Hand, CEO. Consultant will provide 1.5 days of consulting services per month.

2.
COMPENSATION

$7,500 per month, payable net 30 from invoice date.

3.
TERM

The initial term shall run from April 1, 2019 through December 31, 2019. The consulting agreement shall be extended upon mutual agreement of the parties.

EXHIBIT B

TERMINATION CERTIFICATE

This is to certify that Consultant does not have in its possession, nor has Consultant failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs, and other materials, including reproductions of any of the aforementioned items, belonging to Super League Gaming, Inc., its subsidiaries, affiliates, successors, or assigns (together, the “Company”).

The Consultant further certifies that it has complied with all the terms of the Company’s Consulting Agreement signed by it, including the reporting of any Inventions (as defined therein) conceived or made by Consultant (solely or jointly with others) covered by that agreement.

Consultant further agrees that, in compliance with the Consulting Agreement, it will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Consulting Agreement) of the Company or of any of its customers, vendors, consultants, and other parties with which it does business.

Date:_______________________________

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Signature
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